UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

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Zila, Inc.

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ZILA, INC.
5227 North 7th Street
Phoenix, Arizona, 85014-2800

NOTICE OF ANNUAL SHAREHOLDERS MEETING

November 4, 2003
Phoenix, Arizona

To the Holders of Common Stock of
Zila, Inc.

          We will hold the Annual Shareholders Meeting of Zila, Inc. (ZILA) at The Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, on Thursday, December 4, 2003 at 9:00 a.m., Mountain Standard Time.  The meeting’s purpose is to:

          1.  Elect 7 directors; and

          2.  Consider any other matters that properly come before the meeting and any adjournments.

          Only shareholders of record of common stock at the close of business, 5:00 p.m., Eastern Daylight Savings Time, on October 10, 2003 are entitled to receive notice of and to vote at the meeting or any adjournment.

          We have enclosed our Annual Report on Form 10-K for our fiscal year ended July 31, 2003, our 2003 Corporate Report to Shareholders, and the proxy statement with this notice of annual meeting.

          To assure your representation at the meeting, please vote. For your convenience, and to help reduce expenses, you may vote through the telephone or the internet, as explained on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. Your proxy is being solicited by the Board of Directors. We urge you vote as soon as possible.

Douglas D. Burkett, Ph. D.
Chairman, Chief Executive Officer and President

PLEASE VOTE -- YOUR VOTE IS IMPORTANT

ZILA, INC.
5227 North 7th Street
Phoenix, Arizona, 85014-2800

ANNUAL SHAREHOLDERS MEETING

PROXY STATEMENT

Annual	December 4, 2003	The Westin Kierland Resort
Meeting:	9:00 a.m. MST	6902 East Greenway Parkway
Scottsdale, Arizona 85254

Record Date:

5:00 p.m. EDST, October 10, 2003.  If you were a shareholder at that time, you may vote at the meeting.  Each share is entitled to one vote.  You may not cumulate votes.  At the record date there were 45,824,893 shares of our common stock outstanding.

Agenda:	1. Elect 7 directors. 2. Any other proper business.

Proxies:

Unless you tell us on the proxy card to vote differently, the proxies will vote signed returned proxies “for” the Board’s nominees. The voting proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a substitute nominee proposed by the Board.

The proxies will follow your voting instructions. If none, the proxies will vote signed proxies for the nominees.

Proxies
Solicited By:	The Board of Directors.

First Mailing
Date:	We will mail this proxy statement on or about November 4, 2003.

Revoking Your
Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed below under “Voting Procedures/Revoking Your Proxy.”

Independent
Auditors:

A representative of our independent auditors, Deloitte & Touche LLP, is expected to be present at the meeting.  The representative will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions from our shareholders.

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote by telephone, the internet, mail, or in person. We encourage you to vote by telephone or the internet to help save money.

You can vote your shares by telephone, the internet, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone or the internet. Voting by telephone or the internet are the least expensive and fastest methods of voting.

To vote by mail, complete and sign your proxy card – or your broker’s voting instruction card if your shares are held by your broker – and return it in the enclosed business reply envelope.  If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting.  Although you may attend the meeting, you will not be able to vote your common stock held in street name in person at the meeting and will have to vote through your bank or broker. To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (22,912,447 shares) are present in person or by proxy. All other matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Shares of those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shares of shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum for that matter, and their proxies will not affect determination of a plurality. Those abstentions, however, will not count towards achievement of a majority.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

You can change your mind after sending in a proxy until the meeting, by following these procedures.	Proxies may be revoked if you:

	•	Deliver a signed, written revocation letter, dated later than the proxy, to L. Batina, Secretary at 5227 North 7th Street, Phoenix, Arizona 85014;

	•	Deliver a signed proxy, dated later than the first one, to Computershare Investor Services, Proxy Unit, 350 Indiana Street, Suite 800, Golden, CO 80401;

	•	Vote your shares by telephone or the internet differently than you did originally, using the same procedures for those methods; or

	•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:

ZILA will bear the costs of soliciting proxies for the meeting.  Our employees may solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses that they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

PLEASE VOTE --- YOUR VOTE IS IMPORTANT

CONTENTS

General Information	1
Voting Procedures/Revoking Your Proxy	1
Proposal One: Election of Directors	3
Board Information	5
Executive Officers	5
Compensation Committee Report on Executive Compensation(1)	6
Audit Committee Report (1)	7
Audit and Related Fees	8
Stock Price Performance Graph (1)	9
Executive Compensation and Other Information	10
Summary Compensation Table	10
Stock Option Grants	11
Aggregated Option Exercises in Last Fiscal Year and Option Value as of July 31, 2003	12
Employment and Severance Agreements	12
Compensation Committee Interlocks and Insider Participation	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
ZILA Share Ownership	13
Submission of Shareholder Proposals	14
Annual Report	15
Other Business	15

(1)

The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

PROPOSAL ONE: ELECTION OF DIRECTORS

BOARD NOMINEES

The Board is comprised of 7 Directors, each of which is elected at the Annual Meeting. Directors are to be elected to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified.  If the Director resigns or otherwise is unable to complete his term of office, the Board may elect another Director for the remainder of the resigning Director’s term.

Shareholders will elect 7 Directors this year.  The Board’s nominees are listed below.  Your Board recommends that you to vote for Dr. Burkett, Messrs. Aaron, Johnson, Lesser, and Porter, Dr. Rose and Mr. Tourek.

Douglas D. Burkett, Ph. D:

Dr. Burkett has served as our President and Chief Executive Officer since June 2002 and Chairman as of September 2002.  From May to June 2002 he was Vice President and General Manager-Pharmaceutical and Business Development.  From September 2000 to May 2002 he was Vice President and General Manager-Zila Technical Operations.  From August 1995 to September 2000 he held a variety of positions with us.  These positions included serving as Vice President of our Innovative Swab Technologies subsidiary from February 2001 to June 2002; as Vice President and General Manager-BioTech from August 1997 to September 2000; as Director of Research, Development and Manufacturing from August 1996 to August 1997; and as Manager-Research and Development from August 1995 to August 1996.  At various points during this tenure with us he has had responsibility for the development and manufacturing of Zila® Tolonium Chloride, the active ingredient in ZILA’s OraTest® oral cancer detection product.  The U.S. Patent Office granted Dr. Burkett three patents (which were assigned to us) relating to Zila® Tolonium Chloride.   Board member since June 2002. Age 40.

Morris C. Aaron:

Mr. Aaron is President and founder of MCA Financial Group, Ltd., a business advisory and corporate restructuring firm specializing in turnaround and interim management and corporate finance consulting.  Prior to founding MCA Financial Group in October 2000, Mr. Aaron was the Chief Financial Officer and Treasurer of The Network Connection, Inc. (“TNCI”), a provider of broadband communications systems from May 1999 to December 2000.  He was also a board member of TNCI from May 1999 until January 2000.  Subsequent to Mr. Aaron’s departure, TNCI filed for bankruptcy protection under Chapter 11 in March 2001.  Mr. Aaron was the Chief Financial Officer and Treasurer for Global Technologies, Inc. from September 1998 until December 1999.  Global Technologies managed and commercialized emerging growth companies primarily in the technology and telecommunications sectors and acquired TNCI in May 1999.  Board member since January 2003.  Age 39.

Christopher D. Johnson:

Since 1995, Mr. Johnson has been a corporate finance partner with Squire, Sanders & Dempsey LLP, a law firm with over 750 attorneys and offices in eleven major U.S. cities, eight European capitals, Rio de Janeiro, Tokyo, Beijing, Taipei and Hong Kong.  Mr. Johnson served on the firm’s five-member Management Committee from 1997 to 2001.  From 1994 to 1995, he was a partner with the firm of Meyer, Hendricks, Victor, Osborn & Maledon in Phoenix, Arizona, and before that he was a partner with the firm of Streich Lang, PA also in Phoenix, Arizona.   Board member since 1999.  Age 51.

Michael S. Lesser:

Since 1999, Mr. Lesser has been the President of Dental Concepts LLC., a consumer products company specializing in professional quality, self-care dental products and accessories.  From 1990 to 1999, Mr. Lesser was a principal of Lesser & Roffe Company, a consulting company focusing on business development and consumer products.  He served as President of Ogilvy & Mather Co., Inc. from 1989 to 1990, as Chairman and Chief Executive Officer of Lowe Marschalk Co., Inc. (a subsidiary of Interpublic) from 1980 to 1989, and as Executive Vice President and General Manager of Norcliff Thayer, Inc. (a subsidiary of Revlon) from 1973 to 1979. Board member since 1995.  Age 61.

John Edward Porter:

John Edward Porter is a partner in Hogan & Hartson’s Washington, D.C. office where his practice concentrates on health law and education matters, including administrative, regulatory, international and legislative strategy, and education and health policy.  Prior to joining Hogan & Hartson, Mr. Porter served 21 years as the Congressman from Illinois’ 10th District.  In Congress he served on the Appropriations Committee, and as Chairman of the Subcommittee on Labor, Health and Human Services and Education; as Vice-Chairman of the Subcommittee on Foreign Operations; and as Vice-Chairman of the Subcommittee on Military Construction.  Mr. Porter was founder and co-chairman of the Congressional Human Rights Caucus.  Mr. Porter is a member of a number of boards, including the RAND Corporation, the Brookings Institute, PBS, the American Heart Association, Research! America, the National Space Biomedical Research Institute, the Foundation for the National Institutes of Health, the Kemper Insurance Companies, the Chicago Botanic Gardens, and the Population Resource Center in Princeton, N.J.  He is also a member of the Council on Foreign Relations and a Trustee Emeritus of the John F. Kennedy Center for Performing Arts.  Board member since January 2003.  Age 68.

Dr. S. Timothy Rose:

Since 1972 Dr. Rose has been a partner in Valley Periodontics, S. C. based in Appleton, Wisconsin.  Dr. Rose is a past president of the American Dental Association (“ADA”). He served as President of the ADA from 1998 to 1999.  During his tenure with the ADA, Dr. Rose launched the ADA’s Oral Cancer Awareness campaign.  Since 1999, he has served as the USA National Secretary for the World Dental Federation – FDI.  Dr. Rose has had several articles published and has been actively involved in various dental professional organizations on the local, state, national and international levels.  Board member since January 2003.  Age 61.

Kevin J. Tourek:

Since February 2003, Mr. Tourek has been the Vice President-Associate General Counsel of Wynn Las Vegas, LLC, based in Las Vegas. From August 1998 to February 2003 he was Senior Vice President of Legal and Human Resources for National Airlines, Inc., based in Las Vegas, Nevada.  National Airlines filed for bankruptcy protection under Chapter 11 in December 2000 and is currently in Chapter 7 liquidation.    From 1987 to August 1998, Mr. Tourek was a partner with the law firm of Streich Lang, PA in Phoenix, Arizona where his practice focused mainly on corporate, securities and finance matters.  Board member since 1999.  Age 45.

BOARD INFORMATION

Board Meetings:

In 2003, the Board held 6 meetings. The Committees of the Board held 8 meetings, and a number of matters were considered by unanimous consent of the Board or Committees.  Each Director attended 100% of the Board and his respective Committee meetings.

Board Committees:

The Audit Committee is comprised of Directors, each of whom is independent, as defined by the rules of the NASDAQ Stock Market.  The Committee has a written charter.  The Committee appoints the Company’s independent auditors.  It also reviews audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, audit fees and certain other expenses.  The Board of Directors has determined that Mr. Aaron qualifies as the Audit Committee Financial Expert, as defined under the Rules and Regulations of the Securities and Exchange Commission, and is independent as noted above. The Audit Committee held 6 meetings in fiscal year 2003.  Members:  Messrs. Aaron (Chairman), Johnson and Lesser.

The Compensation Committee exercises authority as delegated by the Board regarding the compensation of executive officers.  The Committee has a written charter.  The Board delegated to the Chief Executive Officer the authority to set compensation for non-executive officers.  It held 2 meetings in fiscal year 2003.  Members:  Messrs. Tourek (Chairman), Lesser and Porter.

The Nominating Committee is comprised of Directors whom the Board considers to be independent under to the rules of the NASDAQ Stock Market.  The Committee identifies, interviews and recommends candidates for election or appointment to ZILA’s Board. The Committee was formed in September 2003 and as such there were no meetings in fiscal year 2003. The Committee recommended the Board nominees for the Annual Meeting.  During fiscal year 2004, it plans to develop its operating policies and procedures, including whether and to what extent it will consider nominees recommended by the Shareholders.  Members: Dr. Rose (Chairman) and Mr. Tourek.

CODE OF ETHICS FOR FINANCIAL PERSONNEL

The Board has adopted a Code of Ethics for Financial Personnel that applies to our principal executive officer, principal financial officer, and certain other financial personnel.  This Code of Ethics is posted on our website, www.zila.com, under Investor Relations.We intend to disclose on our website any waivers granted under this Code.

BOARD COMPENSATION

Retainer and Fees:

Non-employee Directors each receive a $10,000 annual retainer.  The Audit Committee Chairman receives an additional $5,000 annual retainer and the Compensation Committee Chairman receives an additional $2,500 annual retainer.  Each non-employee Director also receives $2,000 for each Board meeting attended in person and $1,000 for each meeting telephonically attended.  Each non-employee Director receives $1,000 for each Committee meeting he attends.  We reimburse Directors for any expenses related to their Board service.

Option Grants:

Non-employee Directors each receive options to purchase 20,000 shares of Zila common stock under the Non-employee Directors Stock Option Plan when they become Directors. We grant 20,000 options to purchase shares to Non-employee Directors for each additional year that they serve, provided that they attend at least 75% of the meetings of the Board and Committees on which they served during such year. The exercise price of the options is the fair market value of our shares on the grant date.

EXECUTIVE OFFICERS

Name	Age	Position and Background

Douglas D. Burkett, Ph.D.	40	See Dr. Burkett’s biographical description in “Proposal One: Election of Directors” above.

Lawrence J. Batina	51

Vice President, Chief Financial Officer, Treasurer and Secretary since February 2003. From 1999 to February 2003, he was the Chief Financial Officer of Naturade, Inc., a publicly held, California based marketer of nutraceutical products sold in mass-market and health food stores. From 1997 to 1999, Mr. Batina served as Vice President and Corporate Controller for IQI, Inc, a marketing company.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Committee:

The Compensation Committee acts on behalf of ZILA’s Board to establish ZILA’s general compensation policy for ZILA’s executive officers.  The Committee typically reviews and establishes base salary levels and target bonuses for ZILA’s Chief Executive Officer and target bonuses for ZILA’s other executive officers.  The Compensation Committee makes grants of stock options to executive officers, including the Chief Executive Officer, and other employees.  The Committee also administers ZILA’s stock option plans, including the Employee Stock Option Award Plan (the “Award Plan”) and the Employee Stock Purchase Plan.  The Compensation Committee consists of non-employee Directors.  The Board reviews all decisions by the Compensation Committee relating to the compensation of ZILA’s executive officers.  ZILA’s compensation programs are designed to help it to attract, retain and motivate its employees and to align their efforts with ZILA’s goals.  The Committee makes every effort to assure the compensation program is consistent with the values that will further ZILA’s business strategy.

Overall Objectives:	ZILA has developed a compensation program for executives and employees designed to meet the following goals:

	•	Align compensation with the business objectives and performance;

	•	Reward performance and further the long-term interests of its shareholders;

	•	Attract, motivate and retain executives and employees with competitive compensation for ZILA’s industry, its stage of growth and the labor markets in which it operates;

	•	Build and encourage ownership of ZILA’s shares; and

	•	Balance short-term and long-term strategic goals.

To meet these objectives, the Committee studied competitive compensation data and implemented the base salary and annual incentive programs discussed below.

2003 Executive Compensation
Generally:

The Company’s executive compensation program is composed of cash-based compensation, in the form of base salaries and bonuses, and equity-based compensation that currently takes the form of stock option grants.  Compensation depends on many factors, including individual performance and responsibilities, the executive’s ability to meet current and future challenges and objectives, and ZILA’s expectation of the executive’s contribution to its future success.

Base Compensation:

Salaries for executive officers for fiscal 2003 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Bonuses:

As part of ZILA’s compensation program, employees may be eligible to participate in its Employee Incentive Bonus Plan (the “Bonus Plan”).  ZILA’s executive officers, as well as employees, were eligible for cash bonuses for their performance in fiscal 2003 to the extent that ZILA and/or its divisions met certain EBITDA (earnings before interest, taxes, depreciation and amortization) and revenue growth targets at the corporate and/or division level compared with the 2003 fiscal year profit plan established at the beginning of the fiscal year.  In addition, their performances were measured against the achievement of certain specified corporate, division and personal performance goals.  The Committee takes into account the Chief Executive Officer’s subjective judgment of executives’ performance, other than his own, in determining whether those individual objectives have been satisfied.  ZILA measures the performance of its executives at the end of its fiscal year and pays incentive compensation in the next fiscal year. The Bonus Plan also allowed for a President’s Award to be given to any employee(s) based on outstanding effort, job performance, and/or for a unique contribution.

Stock Options:

The exercise price of options granted under the Award Plan is never less than the fair market value of ZILA’s common stock on the grant date.  The Committee’s criteria for the granting of options for fiscal year 2003 was based on eligibility and participation in the Bonus Plan and on the executive’s responsibilities and position.

The Committee seeks the recommendation of senior management with respect to options granted to all employees. The purpose of ZILA’s Award Plan and other equity incentive plans is to instill the economic incentives of ownership and to create long-term incentives for management to increase shareholder value.  The Company frequently uses vesting periods in its stock grants to encourage executives to remain with it and to focus on longer-term results.

Tax Code Concerns:

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to its Chief Executive Officer or any of its four other highest compensated “covered employees” in excess of $1 million per year unless that income meets permitted exceptions.  Payments under ZILA’s current compensation program did not trigger Section 162(m) issues in fiscal 2003.

Chief Executive Officer
Compensation:

The Compensation Committee has reviewed, and plans to continue to review annually, the performance and compensation of ZILA’s Chief Executive Officer, Dr. Douglas D. Burkett, according to the criteria and procedures described above.  ZILA has entered into an employment agreement with Dr. Burkett that provides for an annual base salary and bonus to be determined from time to time by the Board, at its discretion.  Dr. Burkett is eligible to participate in the same executive compensation plans available to other executive officers.  His compensation for fiscal year 2003 was consistent with ZILA’s compensation policy. Dr. Burkett’s base salary of $250,000 and grant of 100,000 stock options in fiscal year 2003 were pursuant to his employment agreement.  In connection with the review of his performance in fiscal year 2003, on October 21, 2003 Dr. Burkett was granted a bonus of $100,000 and options to purchase 100,000 shares of common stock at an exercise price of $3.55 per share.  The options are exercisable for a ten-year term and vest in five equal annual installments commencing on the first anniversary of the date of grant.  He was also granted 10,000 shares of restricted common stock on October 21, 2003.  These shares will vest on the first anniversary of their date of grant. Dr. Burkett’s Employment Agreement is discussed under “Employment and Severance Agreements” in the Proxy Statement.

Kevin J. Tourek, Chairman
Michael S. Lesser
John Edward Porter
Members, Compensation Committee

AUDIT COMMITTEE REPORT

The following report of our Audit Committee relates to our audited financial statements for the fiscal year ended July 31, 2003.

The Audit Committee reviewed and discussed ZILA’s audited financial statements with management and the independent accountants.  Management has primary responsibility for ZILA’s financial statements and the overall reporting process, including its system of internal controls.

The Committee meets with management periodically to consider the adequacy of ZILA’s internal control and the objectivity of its financial reporting.  The Committee discusses these matters with ZILA’s independent auditors and regularly meets privately with such auditors.

The Board of Directors has determined that none of the Directors serving on the Committee has a relationship to ZILA that may interfere with his independence from ZILA and its management.  As a result, each Director who serves on the Committee is “independent” as defined by NASDAQ listing standards.

The Committee discussed with Deloitte & Touche LLP, ZILA’s independent accountants, the matters required to be discussed by Statement of Accounting Standards No. 61, “Communications with Audit Committees,” including the auditors’ judgments about the quality of ZILA’s accounting principles, as applied in its financial reporting.

The Committee also received the written disclosure and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  The Committee discussed with Deloitte & Touche LLP their independence and whether the provision of non-audit services by the independent accountants is compatible with maintaining independence.

Based on these reviews and discussions, the Committee recommended to the Board that  ZILA’s audited financial statements be included in ZILA’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, for filing with the SEC.

Morris C. Aaron, Chairman
Christopher D. Johnson
Michael S. Lesser
Members, Audit Committee

AUDIT AND RELATED FEES

The following and other table sets forth the total fees billed or expected to be billed by Deloitte & Touche LLP for audit and other services for fiscal years 2002 and 2003:

	2003	2002

Audit Fees	$288,000	$428,000
Audit-Related Fees	12,000	53,000
Tax Fees	40,000	61,000
All Other Fees	0	0
Total	340,000	542,000

Audit Fees:  This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports, and services that are normally provided by the independent auditors in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control matters. In fiscal 2002, $259,000 pertains to responding to the SEC’s comment letter and our fiscal year 2002 restatement.

Audit-Related Fees:  This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan and statutory audits, business acquisitions, accounting consultations and SEC registration statements.

Tax Fees:  This category consists of professional services rendered by Deloitte & Touche LLP for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees:  There were no other professional services rendered by Deloitte & Touche LLP in fiscal years 2003 or 2002.

The Audit Committee has considered whether the provision of the non-audit services is compatible with the maintenance of the auditors’ independence and has determined that such services are compatible. The Audit Committee has determined that the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining their independence.

The Audit Committee has established a procedure requiring the pre-approval of all audit and permitted non-audit related services provided by our independent auditor.  The procedures include, in part, that the Audit Committee will pre-approve on an annual basis the independent auditor’s engagement letter and annual service plan, and that the Audit Committee must pre-approve any permitted non-audit services.

The Audit Committee has not yet commenced its process for selecting its auditors for the current year.

STOCK PRICE PERFORMANCE GRAPH

This graph compares the cumulative total return of our common stock with the NASDAQ Stock Market index (U.S. Companies) and the NASDAQ pharmaceutical index from July 31, 1998 to July 31, 2003.(1)

	Cumulative Total Return(2)

	7/98	7/99	7/00	7/01	7/02	7/03

ZILA, INC.	100.00	54.50	62.00	40.48	12.80	48.94
NASDAQ STOCK MARKET (U.S.)	100.00	142.74	203.74	109.40	72.32	94.48
NASDAQ PHARMACEUTICAL	100.00	156.15	297.01	247.53	159.52	235.00

(1) Assumes $100 invested on July 31, 1998 and dividends reinvested. Historical performance does not necessarily predict future results.

(2) The graph and the table show, in part, that value of an investment in our common stock increased 282% from July 31, 2002 to July 31, 2003, while the NASDAQ Stock Market index increased 30.6% and the NASDAQ Pharmaceutical index increased 47.3% during this period.  None of the elements of executive compensation reported in this Proxy Statement was determined on the basis of this comparison.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation we paid (i) the Chairman, President and Chief Executive Officer and (ii) certain other highly compensated executive officers as of the end of fiscal year 2003, based on salary and annual bonus.  Bonus totals also include amounts paid in fiscal year 2004, which related to fiscal year 2003 performance.  Prior year information is not included for those who became executive officers during fiscal year 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation(3)	Securities Underlying Options(2)	All Other Compensation($) (1)

Douglas D. Burkett,	2003	262,734	105,000	—	100,000	—
Ph.D.(4) President, Chairman, Chief Executive Officer and Director	2002	180,506	54,455	—	215,000	—
Lawrence J. Batina(5) Vice President, Chief Financial Officer, Treasurer & Secretary	2003	84,826	—	—	100,000	—
Bradley C. Anderson(6)	2003	80,791	—	—	—	129,948
Former Vice President	2002	195,060	19,622	—	25,000	7,932
and Chief Financial Officer	2001	184,080	18,876	—	25,000	7,001
Joseph Hines(7)	2003	55,941	—	—	—	211,911
Former Director,	2002	276,552	20,625	—	25,000	9,768
President, Chief Executive Officer and Chairman of the Board	2001	262,000	26,681	—	40,000	8,224
Janice L. Backus(8)	2003	31,820	—	—	—	189,381
Former Vice President	2002	156,088	15,274	—	25,000	6,360
and Secretary	2001	147,096	14,694	—	25,000	5,031
David M. Petulla(9) Former Vice President and Chief Financial Officer	2003	133,911	—	—	—	4,512

(1)	Represents ZILA’s 401(k) plan-matching contributions and any resignation, retirement or severance compensation.

(2)	The exercise price of all stock options granted were the fair market values of ZILA’s Common Stock on the date of grant.

(3)

If no amount is indicated, the amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to ZILA, was less than the lower of $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of those years.

(4)

Dr. Burkett was appointed President and Chief Executive Officer of ZILA on June 6, 2002 and Chairman on September 26, 2002.  Dr. Burkett was not an Executive Officer during fiscal year 2001.  Therefore, compensation information is provided only for fiscal years 2002 and 2003.

(5)

Mr. Batina was appointed Vice President, Chief Financial Officer, Treasurer and Secretary on February 24, 2003.  Therefore, compensation information is provided only for fiscal year 2003. His annual salary is $194,600 .

(6)

Mr. Anderson resigned as Vice President and Chief Financial Officer effective December 31, 2002.  We entered into a severance agreement with Mr. Anderson effective November 27, 2002 described in “Employment and Severance Agreements.”

(7)

Mr. Hines resigned as President and Chief Executive Officer on June 6, 2002 and as Chairman on September 26, 2002.  We entered into a severance agreement with Mr. Hines effective October 11, 2002 described in “Employment and Severance Agreements.”

(8)

Ms. Backus resigned as Vice President and Secretary effective October 11, 2002.    We entered into a severance agreement with Ms. Backus effective October 11, 2002 described in “Employment and Severance Agreements.”

(9)	Mr. Petulla served as interim Vice President and Chief Financial Officer for the period from December 31, 2002 to February 24, 2003, at which time he resigned from such positions.

STOCK OPTION GRANTS

The following table indicates stock options granted under ZILA’s Employee Stock Option Award Plan in fiscal year 2003 to executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)

Name	Number of Securities Underlying Option Granted(1)(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (Per Share)(2)	Expiration Date	5%	10%

Douglas D. Burkett, Ph.D.	100,000	22.5%	$3.18	7/24/2013	$199,998	$506,810
Bradley C. Anderson
Lawrence J. Batina	100,000	22.5%	$1.00	2/24/2013	$62,889	$159,374
Janice L. Backus
Joseph Hines
David M. Petulla

(1)

The 100,000 options granted to Dr. Burkett on July 24, 2003, and the 100,000 options granted to Mr. Batina on February 24, 2003 vest one-third upon grant and the balance in two equal installments on the first and second anniversaries of the date of grant.

(2)

All options were granted at the closing price of the ZILA Common Stock on the NASDAQ on the grant date.  The holder can pay the exercise price and tax withholding obligations with already owned shares or with shares vesting at that time, subject to certain conditions.

(3)

The potential realizable value is calculated based on the ten-year term of the option at the time of its grant.  It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually over the term of the option.  These numbers are calculated based upon rules promulgated by the SEC and do not represent ZILA’s estimated or projection of the future value of the Common Stock.  Potential gains are reported net of the option exercise price, but before taxes associated with the exercise.  Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder’s continued employment.  The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
OPTION VALUE AS OF JULY 31, 2003

The following table indicates stock options exercised pursuant to ZILA’s Employee Stock Option Award Plan in the fiscal year 2003 by the executive officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Exercisable(2)	Unexercisable	Exercisable(3)	Unexercisable(3)

Douglas D. Burkett, Ph.D.	—	—	237,218	183,334	315,337	162,838
Lawrence J. Batina	—	—	33,333	66,667	68,633	137,267
Bradley C. Anderson	—	—	—	—	—	—
Janice L. Backus	—	—	—	—	—	—
Joseph Hines	—	—	—	—	—	—
David M. Petulla	—	—	21,000	9,000	4,461	5,331

(1)	Represents the market value of the underlying securities on the date of exercise, minus the exercise price of the options.

(2)	Options are considered to be exercisable if they could be exercised on or before July 31, 2003.

(3)	Represents the difference between the closing price ($3.059) of the Company’s Common Stock on July 31, 2003 and the exercise price of the options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

EMPLOYMENT AGREEMENTS

Douglas D. Burkett:

During the first quarter of fiscal 2003, we entered into an employment agreement with Douglas D. Burkett, Ph.D. pursuant to which Dr. Burkett is employed as our President and Chief Executive Officer.  The agreement was effective as of July 24, 2002.  The agreement provides for an annual base salary of $250,000, which is subject to periodic review by the Board or its Compensation Committee to determine whether to increase such amount.  We paid Dr. Burkett a bonus of $35,000 in connection with the execution of the agreement.  Dr. Burkett is eligible to participate in any of our applicable bonus plans or programs or stock option plans or programs.  As a result, he is eligible for a performance bonus of up to 100% of his annual base salary as determined by the Board or its Compensation Committee at the end of each fiscal year.  We granted him options to purchase 200,000 shares of stock on July 24, 2002 at an exercise price of $.76 per share and granted him options to purchase 100,000 shares of stock on the first anniversary, July 24, 2003, at an exercise price of $3.18 per share under his agreement.  The options vest one-third on the grant date and one-third on each of the first and second anniversaries of the grant date and are exercisable for a ten-year term.    In addition to his base salary, Dr. Burkett also receives an automobile allowance of $950 per month, reimbursement of certain tax and estate planning expenses up to $10,000 annually and other benefits, including those generally provided to our other employees.

On October 21, 2003 the Board approved the amendment of certain terms of Dr. Burkett’s employment agreement, including the following:  (i) extension of  the term of the agreement from January 24, 2004 to October 20, 2008; (ii) an increase in his annual base salary to $310,000; (iii) payment of two times his annual base salary if his employment is terminated other than for cause; and (iv) payment of the balance of the annual base salary due to him for the remaining term of the agreement, but not less than two years of such salary, if a change of control and termination other than for cause occur.  The foregoing amendments to the employment agreement are being prepared.

Lawrence J. Batina:

We entered into a letter agreement effective as of February 24, 2003 with Lawrence J. Batina setting forth the terms of his employment as Vice President, Chief Financial Officer and Secretary.  The agreement provides for an annual base salary of $185,000 and an automobile allowance of $800 per month.  It also provides for an initial grant of 100,000 options, with the first 33,333 options vesting immediately, and an additional grant of 50,000 options on the first anniversary of the date of hire, with the first 16,667 options vesting at the time of grant.  The balance of the foregoing options will vest on the first and second anniversaries of their respective dates of grant.  The agreement does not obligate us to employ Mr. Batina for any period of time, but provides for severance payments for three to six months of his regular compensation under certain circumstances.

SEVERANCE AGREEMENTS

Bradley C. Anderson:

We entered into a Severance Agreement with Bradley C. Anderson, dated as of November 27, 2002, in connection with his resignation as Chief Financial Officer and as an employee, effective December 31, 2002. Under the Agreement, we paid Mr. Anderson total severance of $115,015, consisting of (i) a lump-sum payment, on November 27, 2002 equal to one month salary, in the amount of $15,006; (ii) a lump-sum payment on December 31, 2002 of $52,289 equal to three months salary; and (iii) the balance on a semi-monthly basis from January 2003 through March 2003. Mr. Anderson provided ZILA three months of full time service in exchange for such severance. We are paying for Mr. Andersons’ COBRA payments totaling $13,547 through December 31, 2003.

Janice L. Backus:

We entered into a Severance Agreement with Janice Backus, dated as of October 11, 2002, in connection with her resignation as an officer and employee.  Under the Agreement, we are paying Ms. Backus a severance payment equal to her continued salary until December 31, 2003 ($170,172), payable on a semi-monthly basis in accordance with our standard payroll practices.  We are paying for Ms. Backus’ COBRA payments totaling $5,645 through December 31, 2003.

Joseph Hines:

We entered into a Severance Agreement with Joseph Hines, dated as of October 11, 2002, in connection with his earlier resignation as Chairman of the Board and Chief Executive Officer, pursuant to which his employment terminated effective October 11, 2002.  Under the Agreement, we paid Mr. Hines severance of $177,375 on a semi-monthly basis through July 31, 2003.  We also paid Mr. Hines’ COBRA payments totaling $7,902 and $4,200, the cost of off-site office space for him for six months.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Messrs. Tourek (Chairman), Lesser and Porter are members of the Compensation Committee.  None of them is our employee.  Also, there are no Compensation Committee interlocks (i.e., none of our executive officers serves as a board or compensation committee member of an entity whereby its executive officer is serving on our Board of Directors or Compensation Committee).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our Directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during fiscal year 2003 were timely made, with the exceptions of  (i) Mr. Porter’s June 18, 2003 Form 4, which was inadvertently filed three days late; and  (ii) Dr. Burkett’s July 28, 2003 Form 4, reporting his option grant, which was inadvertently filed 68 days late.

ZILA SHARE OWNERSHIP

The following tables list the ownership of our common stock for the persons or the groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC’s rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. That table lists the beneficial owners of at least 5% of our shares. Information is as of the Record Date.

CERTAIN BENEFICIAL OWNERS

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership(1)	Percentage Of Shares

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	3,566,700	7.8%

(1)

The information is based on reported ownership on the date of SEC filings and is derived from a Schedule 13G/A filed on February 6, 2003.  The owner reports that it holds the shares for itself and its affiliates, advisory clients and investors.  The entity disclaims that it constitutes a “group” for purposes of owning these shares.

DIRECTORS AND EXECUTIVE OFFICERS

Name(1)	Position(s)	Amount and Nature of Beneficial Ownership	Amount of Options (2)	Percentage of Outstanding Common Stock

Douglas D. Burkett, Ph.D	Chairman, President & Chief Executive Officer	49,318	237,218	*
Lawrence J. Batina	Vice President, Chief Financial Officer, Treasurer and Secretary	1,000	33,333	*
Morris C. Aaron	Director	7,000	20,000	*
Christopher D. Johnson	Director	-0-	30,000	*
Michael S. Lesser	Director	8,000	32,500	*
John Edward Porter	Director	1,600	20,000	*
Dr. S. Timothy Rose	Director	6,000	15,000	*
Kevin J. Tourek	Director	500	30,000	*
Directors, director nominees, Executive Officers, as a group (9 persons)		73,418	418,051	*

*	Less than one percent.

(1)

Table excludes shares owned by former executive officers for whom current ownership information was not available.  Beneficial ownership is determined in accordance with the Rules of the SEC and total shares beneficially owned are determined by adding column 3 and 4. Except as indicated by footnote, and subject to community property laws, the holder has sole voting and investment power.

(2)	Includes options that are exercisable as of September 30, 2003 or within 60 days thereafter.

SUBMISSION OF SHAREHOLDER PROPOSALS

From time to time, Shareholders seek to nominate Directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the Proxy Statement or considered at an annual or any special meeting, you must timely submit nominations of Directors or proposals, in addition to meeting other legal requirements, such as applicable SEC rules.  In accordance with our Bylaws and those rules, we must receive proposals for the 2004 annual meeting no later than July 7, 2004, for possible inclusion in the Proxy Statement or for possible consideration at the meeting. Direct any proposals, as well as related questions, to Ms. B. Pecha, Director of Legal Affairs and Assistant Secretary, Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014.

ANNUAL REPORT

Our Annual Report on Form 10-K with certified financial statements for the fiscal year ended July 31, 2003 accompanies this Notice and Proxy Statement and was mailed to all shareholders of record on or about November 4, 2003.  You may obtain our other SEC filings through the internet at www.sec.gov or our website, www.zila.com.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By order of the Board of Directors.

Douglas D. Burkett, Ph. D.
Chairman, President and
Chief Executive Officer

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Zila, Inc.
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MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed board nominees.

		For All	Withhold All	Withhold All Except*
01 - Morris C. Aaron	02 - Douglas D. Burkett, Ph.D.
03 - Christopher D. Johnson	04 - Michael S. Lesser	☐	☐	☐
05 - John Edward Porter	06 - S. Timothy Rose
07 - Kevin J. Tourek

*If you choose to withhold your vote for an individual nominee, write his or her name on this line.

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - Zila, Inc.

Proxy Solicited by Board of Directors for Annual Meeting - Thursday, December 4, 2003

The undersigned hereby appoints Morris C. Aaron, Douglas D. Burkett, Ph.D., and Christopher D. Johnson, and each of them, proxy for the undersigned, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to vote all the shares of Common Stock of Zila, Inc. standing in the name of the undersigned on October 10, 2003, at the Annual Meeting of Shareholders to be held at The Westin Kierland Resort and Spa, 6902 East Greenway Parkway, Scottsdale, AZ 85254, on Thursday, December 4, 2003 at 9:00 a.m. Mountain Standard Time and at any adjournment thereof, upon the matters designated below and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting, with all the powers the undersigned would possess if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND, WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

(Please date and sign on the reverse side)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)			To vote using the Internet

•	Call toll free 1-888-628-0737 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the Control number and PIN Number located below.		•	Enter the information requested on your computer screen, including your Control Number and PIN Number located below.

•	Follow the simple recorded instructions.		•	Follow the simple instructions on the screen.

	Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

	Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

CONTROL NUMBER C0123456789			PIN NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 5:30 p.m., CST, on December 3, 2003.

THANK YOU FOR VOTING